UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Sanmina-SCI Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANMINA-SCI CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 27, 2006

The Annual Meeting of Stockholders of Sanmina-SCI Corporation (“Sanmina-SCI”) will be held on February 27, 2006, at 11:00 a.m., local time, at our corporate offices, located at 30 E. Plumeria Drive, San Jose, California, 95134 (telephone number 408-964-3500) for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

1.                To elect directors of Sanmina-SCI Corporation.

2                   To approve an amendment to Sanmina-SCI’s 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under such plan by 6,000,000 shares to a new total of 15,000,000 shares.

3.                To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending September 30, 2006.

4.                To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on January 11, 2006 are entitled to vote at the Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, and date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

FOR THE BOARD OF DIRECTORS

Christopher D. Mitchell Secretary
San Jose, California January 25, 2006

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

SANMINA-SCI CORPORATION

PROXY STATEMENT FOR
2006 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors of Sanmina-SCI Corporation (“Sanmina-SCI”) for use at the Annual Meeting of Stockholders to be held on Monday, February 27, 2006 at 11:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at our corporate offices, located at 30 E. Plumeria Drive, San Jose, California, 95134. The telephone number at the meeting location is (408) 964-3500.

This Proxy Statement was mailed on or about January 27, 2006, to all stockholders entitled to vote at the meeting. Stockholders of record at the close of business on January 11, 2006 (the “Record Date”) are entitled to vote at the meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Sanmina-SCI believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, Sanmina-SCI intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Brokers may indicate on the enclosed proxy or its substitute that they do not have discretionary authority as to certain shares to vote on a particular matter for which they have not received specific instructions from the beneficial owner of the shares (“broker non-votes”). In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, we intend to treat broker non-votes in this manner. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Except as described in the preceding paragraph, any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for all matters submitted to a vote of stockholders at the Annual Meeting pursuant to this proxy statement. In addition, the proxy holders will vote as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked.

The cost of soliciting proxies will be borne by us. We may retain the services of our transfer agent, Wells Fargo Shareholder Services, or other proxy solicitors to solicit proxies. In addition, we expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

Stockholder Proposals for 2007 Annual Meeting of Stockholders

Proposals that are intended to be presented by our stockholders at our annual meeting of stockholders following our fiscal year ending September 30, 2006 which will be our 2007 annual stockholders’ meeting, must be received by us at our principal executive offices no later than September 27, 2006 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Under our bylaws, a proposal that a stockholder does not seek to include in Sanmina-SCI’s proxy materials for the 2007 annual meeting but that may still be properly brought before the Fiscal 2006 annual meeting must be delivered to our secretary at our principal executive offices not less than 45 or more than 75 days prior to the annual meeting date; provided, however, that if the date of the 2007 annual meeting of stockholders is advanced more than 30 days prior to or delayed by more than 30 days after the 2006 annual meeting date (February 27), notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to the 2006 annual meeting date or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 As of January 11, 2006, the Record Date, 532,192,201 shares of our Common Stock were issued and outstanding and held of record by approximately 2,234 stockholders.

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of January 11, 2006, as to

•       each person who is known to us to beneficially own more than five percent of the outstanding shares of our Common Stock;

•       each director and nominee for election;

•       each executive officer named in the Summary Compensation Table below; and

•       all directors and executive officers as a group.

Name	Shares Beneficially Owned(19)	Approximate Percent Owned(19)
AXA Financial, Inc. and certain affiliated entities(1) 1290 Avenue of the Americas New York, NY 10104	52,396,260	9.8%
PEA Capital LLC(2) 1345 Avenue of the Americas, 49th Floor New York, New York 10105	43,424,000	8.2%
Capital Research & Management Company(3) 3333 South Hope Street Los Angeles, CA 90071	39,192,930	7.4%
Barclays Global Investors, NA. and certain affiliated entities(4) 45 Fremont St., 17th Floor San Francisco, CA 94104	28,913,630	5.4%
FMR Corp. and certain affiliated entities and individuals(5) 82 Devonshire Street Boston, MA 02109	10,175,485	1.9%
Jure Sola(6)	8,762,576	1.6%
Randy Furr(7)	3,682,204	*
Hari Pillai(8)	1,205,052	*
David White(9)	356,667	*
Dennis Young(10)	269,732	*
Neil R. Bonke(11)	278,535	*
Alain Couder(12)	33,673	*
Mario M. Rosati(13)	177,563	*
A. Eugene Sapp, Jr.(14)	1,765,518	*
Wayne Shortridge(15)	154,252	*
Peter J. Simone(16)	67,209	*
Jacquelyn M. Ward(17)	162,611	*
All directors and executive officers as a group (15 persons)(18)	18,541,015	3.5%

*                    Less than 1%.

(1)          This information is based solely on a Schedule 13G/A filed with the SEC on May 10, 2005 by AXA Assurances I.A.R.D. Mutually, AXA Assurances Vie Mutually, AXA Courage Assurance Mutually, AXA (on behalf of its subsidiary—AXA Investment Managers Paris) and AXA Financial Inc. (on behalf of its three subsidiaries—Alliance Capital Management L.P. (“Alliance”), The Equitable Life Assurance Society of the United States (“Equitable”) and Advert, Inc). Each reporting person is deemed to have sole voting power with respect to 30,226,660 shares, shared voting power with respect to 3,462,738 shares, sole disparities power with respect to 52,332,207shares, and shared disparities power with respect to 64,053 shares. Of the 52,396,260 reported shares, 52,363,495 are owned by Alliance, 22,933 shares are owned by Equitable, 9,686 are owned by AXA Investment Managers Paris and 146 shares are owned by Advert, Inc. Alliance has sole voting power with respect to 30,216,974 shares, shared voting power with respect to 3,462,592 shares, sole disparities power with respect to 52,299,588 shares, and shared disparities power with respect to 63,907 shares. Equitable has only sole disparities power with respect to 22,933 shares. AXA Investment Managers Paris has sole voting power with respect to 9,686 shares and sole dispositive power with respect to 9,686 shares. Advest Inc. has shared voting power with respect to 146 shares and shared dispositive power with respect to 146 shares.

(2)          This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2005 by PEA Capital LLC (“PEA”). PEA is the beneficial owner of all of the reported shares, and has sole dispositive power with respect to all of the reported shares.

(3)          This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2005 by Capital Research and Management Company (“Capital”). Capital is the beneficial owner of all of the reported shares, and has sole dispositive power with respect to all of the reported shares. Such number of shares includes 2,119,810 shares resulting from the assumed conversion of $327,000,000 principal amount of the 0% Convertible Subordinated Debentures expired in 2005, and 1,463,120 shares resulting from the assumed conversion of $60,500,000 principal amount of the 3% Convertible Subordinated Notes expiring 2007.

(4)          This information is based solely on a Schedule 13G filed with the SEC on February 14, 2005 by Barclays Global Investors, NA and its affiliated entities. Barclays Global Investors, NA is the beneficial owner of 22,257,071 shares and has sole voting power with respect to 19,457,217 shares and sole dispositive powers with respect to all reported shares. Barclays Global Fund Advisors, a wholly owned subsidiary, is the beneficial owner of 2,470,892 shares and has sole voting power with respect to 2,244,604 shares and sole dispositive powers with respect to all shares as an investment adviser. Barclays Global Investors, Ltd., a wholly owned subsidiary, is the beneficial owner of 3,721,986 shares, and has sole voting power with respect to 3,694,386 shares and sole dispositive power with respect to all reported shares. Barclays Global Investors Japan Trust and Banking Co., Ltd., a wholly owned subsidiary, is the beneficial owner of 435,825 shares, and has sole voting and dispositive power with respect to all reported shares. Barclays Capital Securities Ltd, a wholly owned subsidiary, is the beneficial owner of 27,774 shares, and has sole voting and dispositive powers with respect to 27,774 shares. Barclays Capital Inc., a wholly owned subsidiary, is the beneficial owner of 82 shares, and has sole voting and dispositive powers with respect to all reported shares.

(5)          This information is based solely on a Schedule 13G/A jointly filed with the SEC on February 14, 2005 by FMR Corp. (“FMR”), Edward C. Johnson III, Chairman of FMR, and Abigail P. Johnson, a director of FMR. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR is the beneficial owner of 9,603,829 shares as an investment adviser to various registered investment companies (the “Fidelity Funds”), which includes 469,989 shares resulting from the assumed conversion of $72,500,000 principal amount of Sanmina-SCI Corporation 0% Convertible Debentures. Each of Edward C. Johnson III, FMR, through its control of Fidelity, and the Fidelity Funds has sole power to dispose of 9,603,829 shares owned by such investment companies. Each of the Fidelity Funds’ boards of trustees has voting power over the shares held by each fund. Fidelity Management Trust Company (“FMTC”), a wholly owned subsidiary of FMR, is the beneficial owner of 570,856 shares, which includes 15,961 shares resulting from the assumed conversion of $660,000 principal amount of the 3% Convertible Subordinated Notes expiring 2007. Edward C Johnson III and FMR, through its control of FMTC, has sole dispositive power over 570,856 shares, sole power to vote or direct the voting of 567,712 shares and no power to vote or to direct the voting of 3,144 shares of common stock. Strategic Advisers, Inc, a wholly owned subsidiary of FMR, is the beneficial owner of 800 shares. FMR, through its control of FMTC and Strategic Advisers, Inc, has sole power to dispose of 10,175,485 shares, sole power to vote or direct the voting of 569,152 shares and sole power to dispose all of the reported shares. Mr. Johnson and Ms. Johnson, who together own 36.5% of the outstanding voting stock of FMR, may be deemed to be a controlling group with respect to FMR.

(6)          Includes 5,585,736 shares subject to stock options Mr. Sola has the right to exercise within 60 days after January 11, 2006. Also includes 33,764 shares held by Sola Partners, L.P. and 1,000,000 shares of restricted stock subject to vesting and employment restrictions.

(7)          Includes 3,679,000 shares subject to stock options Mr. Furr has the right to exercise within 60 days after January 11, 2006. Mr. Furr’s service as President and Chief Operating Officer terminated as of October 24, 2005. Pursuant to a severance agreement which we entered into with Mr. Furr in November 2005, Mr. Furr forfeited his restricted share award. In addition, Mr. Furr has the ability to exercise vested unexpired stock options through November 2008.

(8)          Includes 985,112 shares subject to stock options Mr. Pillai has the right to exercise within 60 days after January 11, 2006. Also includes 6,440 shares held by Ramakrishna Pillai C/F Sudha Yvonne Pillai and Sanjay Hari Pillai UTMA/CA, Ramakrishna Hari Pillai, as Custodian and 200,000 shares of restricted stock subject to vesting and employment restrictions.

(9)          Includes 256,667 shares subject to stock options Mr. White has the right to exercise within 60 days after January 11, 2006. Also includes 100,000 shares of restricted stock subject to vesting and employment restrictions.

(10)   Includes 158,834 shares subject to stock options Mr. Young has the right to exercise within 60 days after January 11, 2006. Also includes 100,000 shares of restricted stock subject to vesting and employment restrictions.

(11)   Includes 237,084 shares subject to stock options Mr. Bonke has the right to exercise within 60 days after January 11, 2006. Also includes 29,993 shares of restricted stock subject to vesting and employment restrictions.

(12)   Includes 21,667 shares subject to stock options Mr. Couder has the right to exercise within 60 days after January 11, 2006. Also includes shares held in the Sanmina-SCI Deferred Compensation Plan for Outside Directors.

(13)   Includes 141,042 shares subject to stock options Mr. Rosati has the right to exercise within 60 days after January 11, 2006. Also includes 9,000 shares held by Mario M. Rosati Retirement Trust, Mario M. Rosati, Trustee and 2,248 shares held by WS Investment Co. 99B of which Mr. Rosati is the Director.

(14)   Includes 1,410,667 shares subject to stock options Mr. Sapp has the right to exercise within 60 days after January 11, 2006. Also includes 226,391 shares held by Eugene and Patricia Sapp Charitable Remainder Unitrust, A. Eugene Sapp, Trustee and 19,660 shares of restricted stock subject to vesting and employment restrictions.

(15)   Includes 109,142 shares subject to stock options Mr. Shortridge has the right to exercise within 60 days after January 11, 2006. Also includes 29,993 shares of restricted stock subject to vesting and employment restrictions and shares held in the Sanmina-SCI Deferred Compensation Plan for Outside Directors.

(16)   Includes 41,667 shares subject to stock options Mr. Simone has the right to exercise within 60 days after January 11, 2006. Also includes 25,542 shares of restricted stock subject to vesting and employment restrictions.

(17)   Includes 86,858 shares subject to stock options Ms. Ward has the right to exercise within 60 days after January 11, 2006. Also includes 1,165 shares held by Arthur Lee Davis, 23,104 shares of restricted stock subject to vesting and employment restrictions and shares held in the Sanmina-SCI Deferred Compensation Plan for Outside Directors.

(18)   Includes an aggregate of 14,046,077 shares subject to stock options individuals have the right to exercise within 60 days after January 11, 2006.

(19)   Beneficial ownership is determined in accordance with the rules of the SEC based on factors, including voting and investment power, with respect to the securities. Common shares subject to conversion or issuable upon exercise of options currently exercisable or exercisable within 60 days after January 11, 2006 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person. The number of shares owned by certain of our executive officers listed in the table below includes unvested shares of restricted stock held by such executive officers as of January 11, 2006. Such unvested shares of restricted stock may be voted by the holders thereof, but such holders may not sell, transfer, pledge or otherwise receive any economic value from or with respect to such unvested shares.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. All eight positions on the Board of Directors are to be elected at this meeting. All eight nominees are currently members of the Board of Directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The company is not aware of any nominee who will be unable or will decline to serve as a director. If stockholders nominate additional persons for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of the Board’s nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until that person’s successor has been elected.

The Board of Directors recommends a vote for the nominees listed below:

Name of Nominee	Age	Principal Occupation	Director Since
Jure Sola	55	Chairman and Chief Executive Officer of Sanmina-SCI Corporation	1989
Neil R. Bonke	64	Private Investor	1995
Alain Couder	59	President and CEO of Solid Information Technology	2005
Mario M. Rosati	59	Member, Wilson Sonsini Goodrich & Rosati	1997
A. Eugene Sapp, Jr.	69	Former Co-Chairman of Sanmina-SCI Corporation	2001
Wayne Shortridge	67	Office Managing Shareholder, Carlton Fields, PA	2001
Peter J. Simone	58	Independent Consultant	2003
Jacquelyn M. Ward	67	Outside Managing Director, Intec Telecom Systems, USA	2001

Mr. Sola has served as our Chief Executive Officer since April 1991, as Chairman of our Board of Directors from April 1991 to December 2001 and from December 2002 to present, and Co-Chairman of our Board of Directors from December 2001 to December 2002. In 1980, Mr. Sola co-founded Sanmina and initially held the position of Vice President of sales. In October 1987, he became Vice President and General Manager of Sanmina, responsible for manufacturing operations and sales and marketing. In July 1989, Mr. Sola was elected as a director and in October 1989 was appointed as President of Sanmina.

Mr. Bonke has served as a director of our company since 1995. Mr. Bonke has been a private investor for the past six years and is the retired Chairman of the Board and Chief Executive Officer of Electroglas, Inc., a semiconductor equipment manufacturer. He also serves on the Board of Directors of Novellus Systems, Inc., a semiconductor equipment company. He is a past director of San Jose State University Foundation.

Mr. Couder has served as a director of our company since February 2005. Mr. Couder is currently President and CEO of privately owned Solid Information Technology. Mr. Couder was a venture advisor for Sofinnova Ventures, a venture capital firm. Mr. Couder was President and CEO of Confluent Software, Inc., a software development company from 2003 to 2004 when it was acquired by Oblix. Mr. Couder served as President and CEO of privately held IP Dynamics, Inc., a provider of carrier-class security software, from 2002 to 2003. Mr. Couder was COO of Agilent Technologies from 2000 through 2002. From 1998 to 1999 Mr. Couder served as Chairman, President, and CEO of Packard Bell NEC, Inc.

Mr. Rosati has served as a director of our company since 1997. He has been an attorney with law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation since 1971. Mr. Rosati is a director of

Aehr Test Systems, a manufacturer of computer hardware testing systems, Symyx Technologies, Inc., a combinatorial materials science company, and Vivus, Inc., a specialty pharmaceutical company, all publicly-held companies. Mr. Rosati also serves as a director of several privately held companies.

Mr. Sapp has served as a director of our company since December 2001 and served as co-chairman of the Sanmina-SCI Board of Directors from December 2001 to December 2002. In 1962, Mr. Sapp joined SCI Systems, Inc. and after holding several positions, was promoted to President and Chief Operating Officer in 1981. In July 1999, Mr. Sapp was appointed Chief Executive Officer of SCI and served as Chairman of the Board and Chief Executive Officer from July 2000 until our merger with SCI. Mr. Sapp currently serves as a director of Artesyn Technologies.

Mr. Shortridge has served as a director of our company since December 2001. From 1992 until we acquired SCI Systems, Inc., he served as director of SCI. Mr. Shortridge is an attorney. From 1994 to 2004 he was a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP in Atlanta, Georgia. Mr. Shortridge is currently a shareholder of the law firm of Carlton Fields, PA, and practices in that firm’s Atlanta office.

Mr. Simone has served as a director of our company since December 2003. Mr. Simone currently serves as a director of Cymer, Inc., Veeco Instruments, Inc., Newport Corporation and several private companies. Mr. Simone is also an independent consultant to several private companies and the investment community. Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company, from June 2001 to December 2002 when it was acquired by Novellus Systems, Inc. He was a director of Active Controls eXperts, Inc., a leading supplier of precision motion control and smart structures technology, while also serving as a consultant, then President from January 2000 to February 2001 when it was acquired by Cymer, Inc. He served as President, CEO and director of Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier OEMs, from April 1997 until Xionics’ merger with Oak Technology, Inc. in January 2000.

Ms. Ward has served as a director of our company since December 2001. From 1992 until we acquired SCI Systems, Inc., she served as a director of SCI. Ms. Ward also serves as a director of Wellpoint, Inc., Bank of America Corporation, Equifax, Inc., Flowers Foods, Inc., and SYSCO Corporation, all publicly held companies. Since December 2000, Ms. Ward has been the Outside Managing Director of Intec Telecom Systems, USA, a provider of turnkey telecommunication systems and products. From 1968 to 2000, she was a founder and served as President, Chief Executive Officer and Chairman of Computer Generation Incorporated.

There are no family relationships among our directors or executive officers.

Board Meetings, Committees and Director Compensation

The Board of Directors held seven meetings during the fiscal year ended October 1, 2005. No nominee who was a director during the entire fiscal year attended fewer than 75 percent of the meetings of the Board of Directors or of committees on which such person served.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

Audit Committee

The Audit Committee currently consists of directors Peter Simone, Neil Bonke and Alain Couder. Mr. Simone is the chairman of the Audit Committee.

The Audit Committee reviews and monitors our corporate financial reporting and external audit, including, among other things, our control functions, the results and scope of the annual audit and other services provided by our independent registered public accountants and our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee also reviews and monitors our internal audit function and receives regular reports from the internal audit department. The Audit Committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for considering and recommending the appointment of our independent auditors. The Audit Committee held 12 formal meetings during fiscal 2005. In addition, during the second half of fiscal 2005, the committee held weekly teleconference briefings regarding the company’s progress towards meeting the requirements of Section 404 of the Sarbanes-Oxley Act relating to management’s assessment of the effectiveness of internal control over financial reporting and the report of our independent registered public accounting firm on such assessment. These briefings continued through December 2005 until we filed our report on Form 10-K for fiscal 2005. All members of the Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the listing standards for the Nasdaq Stock Market, the principal trading market of our Common Stock). Mr. Simone meets the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission. The Annual Report of the Audit Committee appears hereafter under “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

The Compensation Committee consists of directors Neil Bonke, Wayne Shortridge and Jacquelyn Ward. Mr. Bonke is the chairman of the Compensation Committee. The Compensation Committee retained an independent compensation consultant during the fiscal year.

The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for our executive officers and certain employees. The Compensation Committee also approves all stock option and other equity compensation awards for our executive officers and also considers and evaluates overall compensation policies and strategies for the company. The Compensation Committee held three meetings during the last fiscal year.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are employees of Sanmina-SCI. During fiscal 2005, no executive officer of Sanmina-SCI (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on Sanmina-SCI’s Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on Sanmina-SCI’s Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the company.

Nominating and Governance Committee

The Nominating and Governance Committee consists of directors Wayne Shortridge and Alain Couder. Mr. Shortridge is chairman of the Nominating and Governance Committee. Director Mario Rosati served as a member of the Nominating and Governance Committee until September 2005, at which time the Board of Directors adopted a new charter for such Committee requiring members to meet the same independence standards prescribed for members of Audit Committees. Alain Couder succeeded Mr. Rosati as a member of the Nominating and Governance Committee at that time. The Nominating and Governance Committee held three meetings during the last fiscal year.

The Nominating and Governance committee is responsible for both nominating and governance functions. Nominating functions include development of general criteria regarding the qualifications and selection of board members and the recommendation of candidates for election to the Board. Governance functions include development of overall governance guidelines for the Board of Directors and Sanmina-SCI, overseeing and evaluating the overall performance of the Board of Directors and the chief executive officer, and executive recruitment, development and succession planning. The Nominating and Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders may nominate director candidates for consideration by writing to the Nominating and Governance Committee, c/o the Corporate Secretary, Sanmina-SCI Corporation, 2700 N. First Street, San Jose, California, 95134, and providing the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in Sanmina-SCI’s Proxy Statement and to serve as a director if elected.

Director Compensation

In fiscal 2005, directors who were not our employees (“Outside Directors”) were paid an annual retainer of $60,000. The annual retainer for Outsider Directors for fiscal 2006 is $60,000. Each Outside Director who is a member of a committee of the Board also receives an annual retainer of $10,000, and any Outside Director who is a Chairperson of any committee of the Board receives an additional annual retainer of $10,000, provided that these amounts will be increased by 33 1/3% for any director electing to take his or her entire retainer in the form of restricted common stock. In addition to those amounts, each Outside Director attending a meeting of the Board in person receives an additional payment of $2,000 per meeting, and $1,000 for attending telephonically. Each Outside Director attending a committee meeting held on a day not involving a meeting of the Board receives an additional payment of $1,500 per meeting. These Outside Director compensation arrangements are expected to remain unchanged for fiscal 2006.

In June 2002, the Board approved the establishment of the Sanmina-SCI Deferred Compensation Plan for Outside Directors, which provides eligible directors an opportunity to defer payment of all or part of their compensation payable to them for acting as our directors. The directors are also reimbursed for travel and related expenses incurred by them in attending board and committee meetings.

Upon first becoming a director, each new Outside Director is eligible for a discretionary stock option grant to purchase up to 20,000 shares of Common Stock under our 1999 Stock Option Plan. In addition, each continuing Outside Director currently receives (provided that such Outside Director has been a director for at least four months prior to such grant), on October 1 of each year, an annual grant of an option to purchase up to 20,000 shares of Common Stock.

Required Vote

The eight nominees receiving the highest number of affirmative votes will be elected as directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES TO THE BOARD LISTED ABOVE.

PROPOSAL NO. 2:

AMENDMENT OF 2003 EMPLOYEE STOCK PURCHASE PLAN

The 2003 Employee Stock Purchase Plan was adopted by our Board of Directors in December 2002 and approved by our stockholders in January 2003. At the time of this approval, 9,000,000 shares of our common stock were reserved for issuance under the 2003 Employee Stock Purchase Plan. In December 2005, our Board of Directors approved an amendment to the 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under this plan by 6,000,000 shares to a new total of 15,000,000 shares. This amendment is being submitted to our stockholders for approval.

General

The purpose of the 2003 Employee Stock Purchase Plan is to provide employees with an opportunity to purchase our common stock through payroll deductions. On January 3, 2006, the last reported sales price of Sanmina-SCI’s Common Stock on the Nasdaq National Market was $4.33 per share. Of the 9,000,000 shares of our common stock reserved for issuance under the 2003 Employee Stock Purchase Plan at the time of its initial adoption, 7,367,324 shares had been issued pursuant to the plan as of October 1, 2005 (our most recent fiscal year end).

Administration

Our 2003 Employee Stock Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors. All questions of interpretation or application of the 2003 Employee Stock Purchase Plan are determined by our Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

Each of our employees or the employees of our designated subsidiaries is eligible to participate in the 2003 Employee Stock Purchase Plan; except that no employee shall be granted an option under the Employee Stock Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of our stock or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. Approximately 28,000 employees currently are expected to be eligible to participate in the 2003 Employee Stock Purchase Plan.

Offering Period

Our 2003 Employee Stock Purchase Plan has consecutive and overlapping twelve month offering periods that usually begin every six months. Each twelve month offering period includes two six-month purchase periods, during which payroll deductions are accumulated and, at the end of which, shares of our common stock are purchased with a participant’s accumulated payroll deductions. Our Board of Directors has the power to change the duration of future offering periods. Prior to the beginning of each offering period, our Board of Directors will determine the maximum aggregate number of shares that may be purchased by all participants in an offering period from the pool of shares then available for issuance under the 2003 Employee Stock Purchase Plan. To participate in the 2003 Employee Stock Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the 2003 Employee Stock Purchase Plan. Such payroll deductions may not exceed 10% of a participant’s compensation during the offering period. At the beginning of each offering period, each participant automatically is granted an option to purchase shares of our common stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each purchase period to the extent of the payroll deductions accumulated during such purchase period.

Purchase Price

Shares of our common stock may be purchased under the 2003 Employee Stock Purchase Plan at a purchase price not less than 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period or (ii) the last day of the purchase period. The fair market value of our common stock on any relevant date will be the closing price per share as reported on the Nasdaq National Market, or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. The number of shares of our common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation prior to the last day of the purchase period by the purchase price.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions throughout each purchase period. The number of shares of our common stock a participant may purchase in each purchase period during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase period by the purchase price; provided, however, that a participant may not purchase more than 10,000 shares each purchase period.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, his or her option and participation in the 2003 Employee Stock Purchase Plan will immediately cease. The payroll deductions credited to the participant’s account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the 2003 Employee Stock Purchase Plan.

Adjustments; Merger or Change of Control

Adjustments.   In the event of any stock split, stock dividend or other change in our capital structure, appropriate adjustments will be made in the number, kind and purchase price of the shares available for purchase under the 2003 Employee Stock Purchase Plan.

Merger or Change of Control.   In the event of any merger or our “change of control,” as defined in the 2003 Employee Stock Purchase Plan, each option under the 2003 Employee Stock Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Board of Directors shall shorten any purchase periods and offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date.

Amendment and Termination of the Plan

Our Board of Directors may at any time terminate or amend the 2003 Employee Stock Purchase Plan. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders’ meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Internal Revenue Code.

Number of Shares Purchased by Certain Individuals and Groups

Given that the number of shares that may be purchased under the 2003 Employee Stock Purchase Plan is determined, in part, on the stock’s market value on the first and last day of the offering period and given that participation in the 2003 Employee Stock Purchase Plan is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable.

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 2003 Employee Stock Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 2003 Employee Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the US Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2003 Employee Stock Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

The approval of the amendment to the 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE AMENDMENT OF THE 2003 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has approved, subject to stockholder ratification, the selection of KPMG LLP (“KPMG”) as our independent registered public accountants for the fiscal year ending September 30, 2006.

The Board of Directors confirmed the Audit Committee’s selection of KPMG as our independent registered public accountants to audit the financial statements of Sanmina-SCI for the fiscal year ending September 30, 2006. The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting and voting is necessary to ratify the appointment of KPMG as our independent registered public accountants. In the event of a negative vote, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following is a summary of fees paid to KPMG for the years ended October 1, 2005 and October 2, 2004:

Audit Fees

The aggregate fees billed for professional services rendered by KPMG for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, evaluation of management’s assessment of its internal control over financial reporting, various statutory audits, and the reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended October 1, 2005 and October 2, 2004 were as follows:

Year Ended October 1, 2005	Year Ended October 2, 2004
$10,885,146	$3,931,000

Audit-Related Fees

The aggregate fees billed for audit-related services, exclusive of the fees disclosed above relating to audit fees, rendered by KPMG during the fiscal years ended October 1, 2005 and October 2, 2004 are set forth in the table below.

Year Ended October 1, 2005	Year Ended October 2, 2004
$156,760	$—

Tax Fees

The aggregate fees billed for tax services rendered by KPMG during the fiscal years ended October 1, 2005 and October 2, 2004 are set forth below. These services consisted primarily of tax compliance and tax consultation services.

Year Ended October 1, 2005	Year Ended October 2, 2004
$288,843	$1,255,000

All Other Fees

The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit and non-audit fees, rendered by KPMG during the fiscal years ended October 1, 2005 and October 2, 2004 are set forth below.

Year Ended October 1, 2005	Year Ended October 2, 2004
$—	$97,000

The Audit Committee has concluded that the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG.

Audit Committee Pre-approval Policy with respect to Audit and Permissible Non-Audit Services

All audit and non-audit services provided by our independent registered public accounting firm require prior approval of the Audit Committee, with limited exceptions as permitted by the Securities and Exchange Commission’s Rule 2-01 of Regulation S-X. Our management periodically reports to the audit committee services for which the independent registered public accountants have been engaged and the aggregate fees incurred and to be incurred. During fiscal 2005, all services provided by independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2006.

Report of the Audit Committee of the Board of Directors

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the company’s financial reporting process. The Audit Committee’s purpose is more fully described in its charter, which the Audit Committee reviews on an annual basis (this charter may be viewed on the internet at www.shareholder.com/sanm/governance.cfm). Under this charter, the Audit Committee consists of at least three directors, all of whom must qualify as independent directors under the rules of the Nasdaq Stock Market and must also satisfy additional independence requirements applicable to members of audit committees. The Audit Committee currently consists of directors Neil Bonke, Peter Simone and Alain Couder.

The Audit Committee recommends to the Board of Directors, subject to stockholder ratifications, the selection of KPMG as our independent registered public accountants for fiscal year 2006.

Management is responsible for the internal controls and the financial reporting process. KPMG, our independent registered public accountants, are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles. Our independent registered public accountants are also responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), on the effectiveness of the company’s internal control over financial reporting as of October 1, 2005. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed the audited financial statements for fiscal 2005 and has met and held discussions with management regarding the audited financial statements and internal controls over financial reporting. Management has represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee discussed with KPMG the overall scope and plans for their respective audits. The Audit Committee met with KPMG, with and without management present to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Audit Committee reviewed with KPMG their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 “Communication with Audit Committees.” KPMG also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The Audit Committee has also discussed with KPMG the firm’s independence. In addition, the Audit Committee has considered whether the non-audit services provided by KPMG are compatible with maintaining KPMG’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 1, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has also approved, subject to stockholder ratification, the selection of KPMG as our independent registered public accountants for the fiscal year ending September 30, 2006.

Respectfully submitted,
The Audit Committee of the Sanmina-SCI Corporation Board of Directors
Peter Simone, Chairman Neil Bonke Alain Couder

EXECUTIVE COMPENSATION

Compensation Tables

Summary Compensation Table.   The following table sets forth the compensation paid by us to the Chief Executive Officer and each of the four other most highly compensated executive officers of Sanmina-SCI, for each of the three fiscal years in the period ended October 1, 2005.

Name And Principal		Annual Compensation			Restricted Stock Awards		Long-Term Compensation Awards of Options	All Other Compensation
Position	Fiscal Year	Salary($)	Bonus($)		($)(21)		(# of Shares)	($)
Jure Sola(1)	2005	750,000	—		—		650,000	64,330	(6)
Chief Executive	2004	700,000	560,000		10,480,000		1,000,000	59,139	(11)
Officer and	2003	550,000	450,000		—		100,000	58,828	(16)
Chairman of the
Board
Randy W. Furr(2)	2005	600,000	456,000		—		325,000	44,245	(7)
Former President	2004	550,000	418,000	(20)	5,240,000	(5)	500,000	35,550	(12)
and Chief	2003	425,000	527,000	(20)	—		70,000	34,964	(17)
Operating Officer
Hari Pillai	2005	380,000	193,800		—		150,000	33,489	(8)
President, Global	2004	330,000	224,400		2,096,000		200,000	37,372	(13)
Operations	2003	300,000	200,000		—		345,000	26,958	(18)
David L. White(3)	2005	325,000	176,800		745,000		250,000	16,310	(9)
Chief Financial	2004	50,000	25,000		—		—	562	(14)
Officer	2003	—	—		—		—	—
Dennis Young(4)	2005	301,600	123,000		—		65,000	18,504	(10)
Executive Vice	2004	290,000	177,480		1,480,000		25,000	19,319	(15)
President of	2003	145,000	50,000		—		110,000	14,976	(19)
Worldwide Sales and Marketing

(1)   For a discussion of determinations made by the compensation committee regarding fiscal 2006 salaries, see discussion of CEO compensation on page 27.

(2)   Mr. Furr resigned as President and Chief Operating Officer and as a member of our Board of Directors effective as of October 24, 2005.

(3)   Mr. White joined our company in August 2004.

(4)   Mr. Young joined our company in March 2003.

(5)   Pursuant to a severance agreement which we entered into with Mr. Furr in November 2005, Mr. Furr agreed to forfeit this restricted stock award. For additional information regarding this agreement, please see “Certain Relationships and Related Transactions on page 30 of this Proxy Statement.

(6)   Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $44,592, health insurance premium payments of $11,119, and, vehicle allowance payments of $5,919.

(7)   Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $21,897, health insurance premium payments of $10,446, vehicle allowance payments of $5,594, a $3,608 benefit for personal use of corporate aircraft.

(8)   Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $10,464, health insurance premium payments of $15,098, and vehicle allowance payments of $5,227.

(9)   Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $1,379, and health insurance premium payments of $12,231.

(10) Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $1,232, health insurance premium payments of $9,380, and vehicle allowance payments of $5,192.

(11) Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $42,319, health insurance premium payments of $7,981, and vehicle allowance payments of $6,139.

(12) Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $19,470, health insurance premium payments of $7,578, and vehicle allowance payments of $5,802.

(13) Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $16,209, and health insurance premium payments of $13,042, and vehicle allowance payments of $5,421.

(14) Represents life insurance premium payments of $27, and health insurance premium payments of $535.

(15) Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $1,138, health insurance premium payments of $10,096 and vehicle allowance payment of $5,385.

(16) Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $44,493, health insurance premium payments of $5,935, and vehicle allowance payments of $5,700.

(17) Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $20,942, health insurance premium payments of $5,935, and vehicle allowance payments of $5,387.

(18) Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $8,674, health insurance premium payments of $10,550, and vehicle allowance payments of $5,034.

(19) Represents contributions to the 401(k) plan of $2,700, life insurance premium payments of $1,726, and health insurance premium payments of $10,550.

(20) In fiscal 2003, an extraordinary bonus of $527,000 was awarded to Mr. Furr in order to enable him to repay a loan made to him by us in April 2002 as further described under “Certain Relationships and Related Transactions.” This bonus was to be offset against Mr. Furr’s future bonus awards. For 2003, Mr. Furr was awarded a performance-based bonus of $350,000, leaving $177,000 of the extraordinary bonus to be offset against future bonus awards. For fiscal 2004, Mr. Furr was awarded a performance-based bonus of $595,000. Of this amount, $177,000 was offset by the extraordinary bonus carryover amount and $418,000 was paid to him. The bonus amounts reported in the table above represent the amounts reported to Mr. Furr as income for income tax purposes.

(21) The following table sets forth the number of shares subject to each award of restricted shares made to the current respective executive officers during fiscal 2004. The shares subject to these restricted stock awards are subject to vesting, as described below.

Name and Principal Position	Shares Subject to Fiscal 2004 Restricted Stock Awards
Jure Sola	1,000,000
Chief Executive Officer and Chairman of the Board
Hari Pillai	200,000
President, Global Operations
David L. White	100,000
Chief Financial Officer
Dennis Young	100,000
Executive Vice President of Worldwide Sales and Marketing

Restricted Stock Awards Granted in Fiscal 2004.   In October 2003, at the beginning of our 2004 fiscal year, our compensation committee granted awards of restricted stock to certain of our executive officers. David White, who joined us as Chief Financial Officer in August 2004, received a restricted stock award on terms similar to the October 2003 restricted stock awards in connection with his employment with us. These awards vest in full four years from the date of grant, and vesting is subject to the continued employment on the vesting date of each award recipient. In the event that the market value of our common stock reaches certain specified targets relative to the market value of the common stock of our peer group of electronics manufacturing services companies, the vesting of the shares subject to these awards will be accelerated. To date, none of the vesting acceleration criteria for these awards have been achieved and, accordingly, none of the shares subject to these restricted stock awards have vested.

Option Grants in Last Fiscal Year.   The following table sets forth each grant of stock options made during the fiscal year ended October 1, 2005 to each executive officer named in the Summary Compensation Table above.

	Options	% of Total Options Granted to Employees	Exercise or Base Price Per	Expiration	Stock Price Appreciation for Option Term(2)
Name	Granted(1)(#)	In Fiscal 2005	Share(1)	Date	5%($)	10%($)
Jure Sola	650,000	7.14%	$7.43	10/27/2014	$3,037,247	$7,696,979
Randy W. Furr(3)	325,000	3.57%	$7.43	10/27/2014	$1,518,623	$3,848,490
Hari Pillai	150,000	1.65%	$7.43	10/27/2014	$700,903	$1,776,226
David L. White	250,000	2.75%	$7.43	10/27/2014	$1,168,172	$2,960,377
Dennis Young	65,000	0.71%	$7.43	10/27/2014	$303,725	$769,698

(1)   The exercise price and tax withholding obligations related to exercise may in some cases, be paid by delivery of other shares or by offset of the shares subject to the options.

(2)   The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of our stock price. We did not use an alternative formula for a grant date valuation. We do not believe that any formula will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3)   Mr. Furr resigned as President and Chief Operating Officer and as a member of our Board of Directors effective as of October 24, 2005.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values.   The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, each exercise of stock options during the fiscal year ended October 1, 2005 and the year-end value of unexercised options:

Name	Shares Acquired on Exercise (#)	Value Realized(1) ($)	Number of Unexercised Options at Year-End Exercisable/Unexercisable (#)		Value of Unexercised In-The-Money Options at Year-End(2) Exercisable/Unexercisable ($)
Jure Sola	—	$—	6,694,591	261,669	$1,659,187	$140,026
Randy W. Furr(3)	20,000	$120,250	3,965,794	205,167	$523,663	$102,858
Hari Pillai	—	$—	964,192	55,000	$22,859	$12,100
David L. White	—	$—	250,000	—	$—	$—
Dennis Young	—	$—	145,000	55,000	$14,850	$14,850

(1)   Represents the fair market value of the ordinary shares underlying the option on the date of exercise less the aggregate exercise price of the option.

(2)   Based on a fair market value of $4.29, which was the last reported sale price of our Common Stock on October 1, 2005.

(3)   Mr. Furr resigned as President and Chief Operating Officer and as a member of our Board of Directors effective as of October 24, 2005.

COMPENSATION COMMITTEE REPORT

The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

Compensation Committee Report

Introduction

The Compensation Committee of the Board is charged with the responsibility of reviewing all aspects of our compensation programs for executive officers and administering our stock plans. During fiscal 2005, the Committee was comprised of Neil Bonke, who serves as Chairman of the Committee, Wayne Shortridge and Jacquelyn Ward. The Committee meets regularly at the beginning of each fiscal year to establish target base compensation levels for our executive officers for such fiscal year, review operating plans and objectives and establish incentive compensation levels for such fiscal year and to approve bonuses for the previous fiscal year. The Committee has developed a quarterly meeting calendar to ensure that all aspects of the Committee’s charter receive thorough review and consideration. In establishing target compensation levels and in formulating and evaluating our compensation programs, the Committee has engaged an independent external executive compensation consulting firm to assist the Committee in its decision-making process.

Compensation Philosophy

Our executive compensation policies are designed to attract and retain qualified executives who will contribute both to our long-term success and to our short-term performance, and to reward executives for achieving our financial goals. The Committee believes that strong financial performance, on a consistent, predictable basis, is the most certain avenue through which we can positively affect long-term stockholder return and has designed executive compensation programs that reward the management team for strong financial achievement with the objective of having total executive rewards correlate with our success.

The Compensation Committee undertakes an annual study of competitive compensation practices for each of Sanmina-SCI’s executive officer positions. The study examines competitive market practices for base salary, target and actual cash incentives and equity awards. The Committee examines the pay practices of three competitive markets: (1) global, diversified electronics manufacturing services, or EMS, companies (such as Celestica, Flextronics, Jabil, Solectron and Plexus) (2) electronics/semiconductor companies of comparable size with manufacturing operations; and (3) durable goods manufacturing companies of comparable size. The Committee utilizes competitive data in addition to its assessment of individual and company performance in evaluating Sanmina-SCI’s compensation programs, but does not target specific competitive levels for setting executive compensation.

Base Salary

As part of the Committee’s annual review of competitive compensation practices, the Committee examines the competitive positioning of base salary for each executive officer. In a study conducted in September 2005, the Committee found that base salaries of Officers were, on average, between the 25th percentile and median of salary levels for similar positions in comparable companies. The Committee considers the following factors in determining appropriate base salary levels for individual Officers:

•  Company performance

•  Division/function performance

•  Input from the CEO regarding each executive’s performance and potential (except for review of the CEO)

•  Input from non-management members of the Board of Directors regarding each executive’s performance and potential

•  Changes in individual roles and responsibilities

•  Competitive compensation data, including salary, bonuses and equity grants

In October 2004 (the beginning of fiscal 2005) the Committee reviewed each individual on the basis of the factors listed above and awarded Officers average salary increases of 5.8%. In October 2005, the Committee again reviewed each of the Officers’ base salary levels and decided that no salary increases would be awarded at that time for fiscal 2006.

Bonuses

For fiscal 2005, the Committee granted Officers cash bonus opportunities under the Sanmina-SCI Short-Term Incentive Plan. The Plan provides executives the opportunity to earn a bonus based on Company and individual performance through 2005, except for the CEO, whose awards are based completely on the Company’s financial performance.

Company Performance

In fiscal 2005, Sanmina-SCI’s performance for purposes of the Sanmina-SCI Short-Term Incentive Plan was measured by revenue and operating margin on a non-GAAP basis. As discussed in our earnings press release dated November 3, 2005, the non-GAAP operating margin excludes charges or gains relating to: restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, extraordinary gains or losses, non-cash interest and amortization expense and other infrequent or unusual items, to the extent material, which we consider to be of a non-operational nature in the applicable period. Performance targets were set by the Compensation Committee in the first month of the fiscal year. In order for any bonus to be paid for Company performance, revenue had to exceed $10 billion and operating margin had to exceed 1%. Once the threshold performance measures are achieved, each Officer’s award amount for Company performance is determined by a matrix. The Compensation Committee then has discretion to reduce the awards determined by the matrix as it believes is appropriate. Under the plan, the Officers would have earned awards for Company performance totaling $4.1 million. The Committee reduced the total Company performance awards paid to executives to $3.29 million (a reduction of 19.0%).

Individual Performance

As noted above, except for the CEO, Officers also have the opportunity to earn part of their bonus based on individual performance. Each Officer submits a business plan which is reviewed by the Committee and which serves as the basis for evaluating individual performance. Individual performance may include the performance of a business unit or functional area for which the executive is responsible, financial or non-financial Company-wide objectives reflecting the individual’s role or other individual goals developed by the CEO and reviewed by the Committee. For fiscal 2005, $1.6 million in bonuses were awarded to Officers in recognition of individual contributions. The reduction reflects the fact that fiscal 2005 results did not meet investor expectations and shareholder value declined over the year.

Fiscal 2006 Short-Term Incentive Plan

The Committee has decided to grant executives award opportunities under the 2006 Short-Term Incentive Plan which has been structured similarly to the 2005 Plan. Officers will earn awards based on Company and individual performance, except for the CEO whose award will be determined solely on the basis of Company performance. Company performance will be measured based on actual revenue and non-GAAP operating margin results similar to fiscal 2005 except that charges associated with restructuring actions approved after the beginning of fiscal 2006 will not be given effect in determining non-GAAP operating margin results for purposes of the fiscal 2006 Short-Term Incentive Plan. Individual performance goals will be developed by the management team and the overall packages will be approved by the Compensation Committee.

Long-Term Incentive Compensation

Our 1999 Stock Plan provides for long-term incentive compensation for our employees, including executive officers. The Committee believes that equity incentives are a valuable tool in motivating and retaining executive talent, and that awards should be structured to appropriately align the interests of management and shareholders. For grants made in fiscal 2005, the Committee determined that stock options provided the best equity incentive vehicle and approximately 8.8 million stock options, with an exercise price equal to the market value of the stock on the date of grant, were granted to approximately 4,500 employees. Stock options were granted with a 5-year vesting schedule and a 10-year term. The company’s total equity compensation “burn rate” (total equity awards granted, less awards cancelled or forfeited, divided by total shares outstanding) for 2005 was 0.46% of total shares outstanding. This is less than half of the average annual total equity compensation burn rate (1.3%) among peer companies in the EMS industry.

For fiscal 2006 the Committee considered changes to the equity incentive program in light of accounting changes imposed by Financial Accounting Standard 123R. After thorough review, the Committee decided to award two forms of equity awards to Officers: (1) stock options; and (2) performance shares. Awards of performance shares will be through restricted stock units, such that the awards will not convert into outstanding shares with voting rights until such time as the performance share awards have become vested. The vesting conditions for these awards are described below. Stock option grants will continue to be granted with a strike price equal to the market value of the stock on the date of grant, a 5-year vesting schedule and a 10-year term.

The performance share awards will allow executives to earn awards of full-value shares at the end of each year over three years if significant performance requirements are met. For each grant, executives will have the opportunity to earn 25% of the shares at the end of year 1, 35% of the shares at the end of year 2 and 40% of the shares at the end of year 3. In order for an executive to earn an award, two performance requirements must be met. If either performance requirement is not met in a year, even if the other is, no share will vest for that year. The performance requirements are:

EPS Performance

The Compensation Committee has set non-GAAP EPS performance requirements that are above the Company’s current 5-year plan and believes that these represent stretch goals

This is the primary measure of achievement under the performance share plan

Stock Price Performance

The Compensation Committee has developed stock price performance ranges that it believes correspond with the EPS performance targets

The Committee will evaluate actual stock price performance at the end of each period and determine whether the performance requirements have been met

Notwithstanding the foregoing, the Compensation Committee may award the shares associated with achievement of stock price performance targets, but not non-GAAP earnings per share targets, to any executive or participating individual if in its discretion it determines that extenuating facts or circumstances warrant such action. For fiscal 2006, the Committee granted Officers the same number of stock options and performance shares (except for the CEO who did not receive any stock options, only Performance Shares were awarded, as discussed below).

Other Benefits

In addition to the cash and equity compensation discussed above, Sanmina-SCI provides executives with a modest package of additional benefits that includes:

•   Health insurance

•   Life insurance

•   Vehicle allowance

•   Participation in the Company’s 401(k) plan (including any matching contributions on the same terms as other participating employees)

•   Participation in the Executive Deferred Compensation Plan

•   Under the plan, executives may defer receipt of part of all of their base salary and bonus to a future date

•   Sanmina-SCI does not make any additional matching contributions to the program

Sanmina-SCI does not generally provide Officers with additional perquisites that have been utilized by many companies as under-reported or un-reported additional compensation, such as:

•   Executive contracts

•   Golden parachute severance arrangements

•   Personal use of corporate assets

•   Executive pension plans (SERPs)

•   Company-funded deferred compensation programs

•   Company-funded housing (except on a temporary basis in cases of relocation)

Chief Executive Officer Compensation

At the beginning of fiscal 2005, the Compensation Committee reviewed the salary of the CEO and approved an increase from $700,000 to $750,000, an increase of 6.7%. The Committee reviewed the CEO’s salary again at the beginning of fiscal 2006. In connection with this review, the Committee determined that the CEO’s base salary of $750,000 was reasonably positioned in the competitive range of the market. Based on this competitive analysis, and the CEO’s recommendation that no increase be awarded because the Company’s performance for 2005 had not met investor expectations and because the stock price had declined over the course of the year, the Committee approved that no salary increase be awarded to the CEO for fiscal 2006.

Under Sanmina’s short-term incentive plan described above, the CEO had the opportunity to earn a bonus for fiscal 2005 based on a combination of revenue performance and non-GAAP operating margin. According to the performance matrix in the plan document, the Company’s performance for 2005 would have resulted in a bonus for the CEO of 80% of base salary, or $600,000. However, based on the results of the Company’s performance for 2005, the CEO recommended that he not be awarded a bonus for 2005. The Committee accepted this recommendation. For 2006, the CEO will have the opportunity to earn a bonus based on revenue and operating margin performance as described above. The Committee retains the discretion to reduce any award under the plan if it determines such adjustment is appropriate.

In October 2004 (the beginning of fiscal 2005), the Committee awarded the CEO an option to purchase 650,000 shares at a strike price of $7.43 (the stock price on the date of grant). These option shares have value only to the extent the stock price increases above $7.43 per share. This option was originally granted with 5-year vesting, but the vesting was accelerated in fiscal 2005 pursuant to vesting acceleration approved by our compensation committee in preparation for our adoption of Statement of Financial Accounting Standards 123R relating to expensing of shared-based payments. For fiscal 2006, subsequent to its review of equity incentive design alternatives, the Committee decided that the CEO would receive an award consisting of 600,000 of performance shares and would not receive any stock options or time-based vesting restricted shares as part of his long-term incentive arrangement. The performance shares vest over three years as described above, provided that the performance requirements are met. If the performance requirements are not met in a given year, that portion of the award is cancelled (subject, however, to the Compensation Committee’s discretion to award the shares related to stock price performance to the CEO if the Committee determines that extenuating facts or circumstances merit such action). The Committee believes this grant of performance shares provides the best link between the CEO’s long-term compensation, the Company’s performance and the value created for stockholders.

In addition to the cash and stock compensation described above, Mr. Sola receives a modest package of additional benefits, including: (1) the right to participate in the Company’s 401(k) retirement plan; (2) life insurance; (3) health insurance; and (4) a vehicle allowance. The total value of these benefits in fiscal 2005 was approximately $64,330. The Committee will continue to offer these benefits to Mr. Sola in his role as CEO.

The Compensation Committee has developed the following summary of CEO compensation to supplement other proxy disclosure and ensure that shareholders have a clear understanding of the CEO’s compensation package.

Fiscal 2005 Direct Compensation

Compensation Element	Fiscal 2005 Value
Base salary paid in 2005	$750,000
•A portion of the Base Salary was deferred under the 401(k) plan and the Executive Deferred Compensation Plan
Bonus for fiscal 2005 performance	$0
Stock option grant	$3,067,350	(1)
650,000 stock options were granted in October 2004
Stock options valued as of the date of grant using the Black-Scholes model
Additional Benefits	$64,330
•Additional benefits include health insurance, life insurance, vehicle allowance and 401(k) match (see footnote 6 of Summary Compensation Table, page 20)
Total 2005 remuneration	$3,881,680

(1)   Any value to be derived from the stock option grant will be only to the extent the price of the Company’s common stock exceeds $7.43 per share.

Contingent Compensation

As discussed previously, Sanmina-SCI does not provide the CEO with an employment contract or severance agreement. As a result, we are under no contractual obligation to make additional payments to the CEO in the event of a change of control of the Company, or in the event of the CEO’s separation from us.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (“IRC”) limits our tax deduction to $1 million for compensation paid to certain executive officers named in the proxy unless the compensation is performance based. Bonus payments made pursuant to our Incentive Compensation Plan for fiscal 2005 met the performance criteria of IRC Section 162(m). The Committee’s present intention is to comply with the requirements of IRC Section 162(m), unless the Committee determines that it is in the interests of ours to do otherwise.

Respectfully submitted,

The Compensation Committee of the
Sanmina-SCI Corporation Board of Directors

Neil Bonke, Chairman
Wayne Shortridge
Jacquelyn M. Ward

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total stockholder returns for our Common Stock, the Standard & Poor’s 500 Stock Index (“S&P 500 Stock Index”), and the Nasdaq Electronic Components Index (Standard Industrial Classification 367). The graph assumes an investment of $100 on September 30, 2000. The performance shown is not necessarily indicative of future performance.

*                    $100 invested on 9/30/00 in stock or index—including reinvestment of dividends. Fiscal year ending September 30.

			NASDAQ
			ELECTRONIC
	SANMINA-SCI	S&P 500 STOCK	COMPONENTS
	CORPORATION	INDEX	INDEX
Sep-00	100.00	100.00	100.00
Sep-01	29.01	73.38	36.20
Sep-02	5.92	58.35	22.58
Sep-03	20.64	72.58	44.45
Sep-04	15.06	82.65	35.80
Sep-05	9.16	92.78	42.83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Certificate of Incorporation, as amended, provides that the personal liability of directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances shall be eliminated to the fullest extent permitted by Delaware law. The Certificate of Incorporation, as amended, also authorizes us to indemnify directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with our officers and directors providing such indemnification. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance.

In November 2005, we entered into a severance agreement with Randy W. Furr, our former President and Chief Operating Officer. Under this agreement, we agreed to provide severance compensation to Mr. Furr in an amount equal to his annual salary at the time of termination. The severance compensation will be paid over a period of 36 months. In exchange for these payments, Mr. Furr has entered into a covenant not to compete with us and a covenant not to solicit our employees for employment. Mr. Furr’s stock option vesting ceased as of the termination of his employment; however, he will have the right to exercise vested, unexpired options during the severance term. These covenants will be in effect throughout the severance compensation term. Mr. Furr also agreed to forfeit his restricted stock award (see Executive Compensation table on page 20).

During fiscal 2005, Mario M. Rosati, a nominee for election to our Board of Directors, and Christopher D. Mitchell, our secretary, were also members of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California (“WSGR”). We retained WSGR as our legal counsel during the fiscal year. The legal fees paid to WSGR were less than 5% of WSGR’s total gross revenues for its last completed fiscal year. We plan to retain WSGR as our legal counsel again during fiscal 2006.

In April 2002, we entered into a promissory note agreement with Randy W. Furr, our then President, Chief Operating Officer and nominee for election to our Board of Directors, for $425,000 plus interest at 5.25% per annum. The purpose of the note was to provide funds to pay income taxes related to company stock options exercised by Mr. Furr. In October 2002, the Compensation Committee approved the payment of an extraordinary bonus to repay the $425,000 principal amount of the note plus accrued interest of $13,016. The extraordinary bonus has been offset against Mr. Furr’s fiscal 2003 bonus of $350,000 and the balance has been offset against his bonus award for fiscal 2004. Mr. Furr used the proceeds of the extraordinary bonus to repay the loan. Consistent with the provisions of the Sarbanes-Oxley Act of 2002, Sanmina-SCI has adopted a policy prohibiting future loans to officers and directors.

In February 2004, we entered into an agreement with Rick R. Ackel, our former Chief Financial Officer, under which we are obligated to provide him with severance pay and benefits through June 2005 and to make a lump sum payment to him in June 2005 in the event his total compensation from us does not reach certain specified thresholds. In fiscal 2004, we recorded a charge representing an estimate of our aggregate remaining obligations to Mr. Ackel. During fiscal 2005, we paid Mr. Ackel the remaining amounts owed to him pursuant to this agreement and we have no further obligations to Mr. Ackel.

In July 2004, we executed an offer of employment with David L. White, our Executive Vice President and Chief Financial Officer, which provides that in the event of the sale or acquisition of Sanmina-SCI, all outstanding stock options and restricted stock grants held by Mr. White will immediately vest.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 1, 2005 with respect to our shares of Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	52,840,443	$8.65	34,142,582	(1)
Equity compensation plans not approved by stockholders(3)	4,397,623	$12.91	1,721,568	(2)
Total	57,238,066	$8.98	35,864,150

(1)          Of these shares, 32,509,906 shares remain available for grant under the 1999 Plan and 1,632,676 shares of common stock reserved under the 2003 Employee Stock Purchase Plan for future issuance.

(2)          Of these shares, 1,278,800 shares remain available for grant under the 2000 Plan, 350,532 shares remain available for grant under the 1999 French Addendum Plan and 92,236 shares remain available for grant under the 1996 Supplemental Plan.

(3)          We have options outstanding under certain option plans which were assumed by us in connection with business combinations with companies with which we merged or acquired (the “Assumed Plans”). Total stock options exercisable under these plans are 3,354,961 shares. These option plans have a weighted average exercise price of $14.32 per share. Options under the Assumed Plans have been converted into our options and adjusted to reflect the appropriate conversion ratio as specified by the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over four years and expire 10 years from the date of grant. As of October 1, 2005, there were no options available for grant under the Assumed Plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their 2005 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2005 fiscal year. We believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners with the following exceptions

1.                Mr. Randy W. Furr failed to timely file a Form 4 for an ESPP purchase on March 31, 2005, in the amount of 2,693 shares of our common stock, which was required to be filed on April 4, 2005. Such form was filed on April 11, 2005.

2.                Mr. Michael J. Clarke failed to timely file a Form 4 for an ESPP purchase on March 31, 2005, in the amount of 2,692 shares of our common stock, which was required to be filed on April 4, 2005. Such form was filed on April 11, 2005.

3.                Mr. Steve F. Bruton failed to timely file a Form 4 for an ESPP purchase on March 31, 2005, in the amount of 2,693 shares of our common stock, which was required to be filed on April 4, 2005. Such form was filed on April 11, 2005.

4.                Mr. Ramakrishna Pillai failed to timely file a Form 4 for an ESPP purchase on March 31, 2005, in the amount of 2,695 shares of our common stock, which was required to be filed on April 4, 2005. Such form was filed on April 11, 2005.

5.                Mr. Dennis R Young failed to timely file a Form 4 for an ESPP purchase on March 31, 2005, in the amount of 3,053 shares of our common stock, which was required to be filed on April 4, 2005. Such form was filed on April 11, 2005.

6.                Mr. Alain A. Couder failed to timely file a Form 4 for a grant of an option to purchase 20,000 shares of our common stock, which was required to be filed on March 2, 2005. Such form was filed on July 1, 2005.

7.                Mr. Alain A. Couder failed to timely file a Form 4 for common stock (purchased through our Directors deferred compensation plan) purchase of 1,156.06 shares of our common stock, which was required to be filed on June 9, 2005. Such form was filed on July 1, 2005.

8.                Mr. Alain A. Couder failed to timely file a Form 4 for common stock (purchased through our Directors deferred compensation plan) purchase of 393.7 shares of our common stock, which was required to be filed on March 31, 2005. Such form was filed on July 1, 2005.

CORPORATE GOVERNANCE

Sanmina-SCI has long upheld a set of basic beliefs to guide its actions. Among those beliefs is the responsibility to conduct business with the highest standards of ethical behavior when relating to customers, suppliers, employees and investors. Accordingly, we have implemented governance policies and practices which we believe meet or exceed the standards defined in recently enacted legislation and in the rules adopted by the Nasdaq Stock Market, the principal trading market for our Common Stock. In an effort to enhance our corporate governance practices and standards, during the fourth quarter of fiscal 2005, our board of directors, led by our nominating and governance committee, undertook a review of our corporate governance documents in light of current best practices. As a result of this process, our board of directors approved a number of changes in our corporate governance documents and practices. Our principal corporate governance documents, including the amendments recently approved by our board of directors, are summarized below. Stockholders are encouraged to refer to the corporate governance section of our website at http://www.shareholder.com/sanm/governance.cfm. Copies of our corporate governance guidelines and the charters for our audit, compensation and nominating and governance committees are available at this internet address.

Corporate Governance Guidelines

•       The company has adopted a set of Corporate Governance Guidelines that are intended to serve, among other things, as a charter for the full board of directors. These guidelines contain various provisions relating to the operation of the board of directors, and set forth the board’s policies regarding various matters. These guidelines meet the standards defined by the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, including specifications for director qualification and responsibility.

•       In the fourth quarter of fiscal 2005, our board of directors adopted the following amendments to our corporate governance guidelines.

•        An amendment to provide for the appointment of a director to chair private sessions of the non-management members of the board.

•        An amendment to provide for a maximum term of service of directors of 15 years from the later of (i) November 1, 2005 or (ii) the date such director is first elected to the our board of directors.

•        An amendment to provide that board members must notify the nominating and governance committee in the event of a change in employment status and must submit a letter of resignation in the event of employment with a competitor or a major customer or another entity with which a conflict of interest could be expected to result.

•        A provision to encourage directors to attend accredited director education programs and provide for reimbursement of tuition and expenses associated with these programs. Several members of our board of directors have recently attended director education programs, as described below.

•        An amendment to provide that members of our board of directors may not serve on more than five public company boards of directors, including our board of directors.

•        An amendment to provide for stock ownership guidelines under which non-management members of our board of directors are expected to own $100,000 in shares of our common stock within three years after first becoming board members.

Independent Directors

•       A majority of our Board members are independent of our company and its management as defined by the Securities and Exchange Commission and the Nasdaq Stock Market.

•       The non-management directors regularly meet in executive session, without members of management, as part of the normal agenda of our regularly scheduled board meetings. Our corporate governance guidelines provide for the appointment of a director to chair these private sessions of the non-management members of the board.

Nominating and Governance Committee

•       The nominating and governance committee has adopted a charter that meets SEC and Nasdaq Stock Market standards.

•       Nominating and governance committee members all qualify as independent directors under the requirements of the Nasdaq Stock Market. In the fourth quarter of fiscal 2005, our board of directors amended the charter of the nominating and governance committee to provide that members of the committee must meet the independence standards applicable to audit committee members. As a result of this amendment, our board of directors appointed Alain Couder to the nominating and governance committee, replacing Mario M. Rosati.

•       Review of management succession plans is the responsibility of the nominating and governance committee as defined by the charter of the nominating and governance committee.

Compensation Committee

•       The compensation committee meets the applicable tests for independence as defined by SEC, Nasdaq Stock Market and Internal Revenue Service rules.

•       The Compensation Committee has adopted a charter that meets SEC and Nasdaq Stock Market standards.

•       All matters relating to compensation of executive officers, including our chief executive officer, are subject to review and approval by the compensation committee. These include base salaries as well as short-and long-term incentive compensation plans, including management bonus programs and equity compensation plans. Incentive compensation plans are reviewed and approved by the Compensation Committee as part of its charter.

•       Director compensation guidelines are reviewed by the compensation committee which then makes recommendations to the full board of directors.

Audit Committee

•       The audit committee has established policies that are consistent with recent regulatory reforms related to auditor independence.

•       The members of the audit committee all meet the applicable tests for independence from our company and our management and meet all applicable requirements for financial literacy.

•       The chair of the audit committee has the requisite financial management expertise.

•       KPMG LLP, our independent registered public accountants, report directly to the audit committee.

•       The internal audit function of the company reports its status and findings directly to the audit committee.

•       Our audit committee generally meets two times per quarter, once to review the corporation’s results of operations for the immediately preceding fiscal quarter and once to review other matters requiring the attention of the committee. In addition to these regularly scheduled meetings, during the second half of fiscal 2005, our audit committee held weekly teleconferences to receive updates regarding, and monitor the progress of, the process required by Section 404 of the Sarbanes-Oxley Act relating to management’s assessment of the effectiveness of our internal controls over financial reporting and the related report of our independent registered public accountants.

Shareholder Approval of Equity Compensation Plans and other Equity Plan Related Matters

•      The company requires shareholder approval of all equity-compensation plans. During the fourth quarter of fiscal 2005, our board of directors adopted a resolution to prohibit future option grants under plans that were not approved by the company’s stockholders. We had one such plan, a 1996 Non-statutory Stock Option Plan, which permitted only grants of non-statutory options to persons who were not our directors or executive officers.

•       Our board of directors has also amended our stock option plans to eliminate promissory notes as a permissible form of consideration for stock option exercises which the plan administrator (typically the compensation committee of our board of directors) could authorize. In this regard, our compensation committee and our board of directors never actually authorized any stock option exercises using promissory notes as consideration.

Bylaws

•       Our board of directors has approved amendments to our bylaws that provide that the size of our board of directors cannot be increased to a number in excess of 10 members except with the approval of our stockholders and to provide that the size of the board of directors cannot be reduced to a number below 10 members, except with the approval of our stockholders or in the event one or more vacancies are existing, for whatever reason, on our board of directors. In this regard, our board of directors has adopted a resolution reducing the number of directors to eight.

Shareholder Rights Plan

•       Our board of directors has also approved two amendments our preferred stock rights agreement dated May 17, 2001, also known as our shareholder rights plan. The first of these amendments provides that the non-management members of our Board of Directors will conduct a review of the plan at least every two years commencing in calendar year 2006. It is anticipated that this review will be led by the nominating and governance committee. The second such amendment provides that, in the event a triggering event under the plan occurs, our board of directors will consider the appropriateness of submitting the separation and distribution of the shareholder rights under the plan to a vote of the company’s stockholders. The board is not required to submit separation and distribution of the rights to a stockholder vote, but will consider doing so and will make the determination of whether or not to do so in a manner consistent with the board’s fiduciary obligations to stockholders. We are in the process of seeking final approval and documentation of these amendments with Wells Fargo, the rights agent under the plan, and will file the amended preferred stock rights with the SEC agreement at such time as this process is complete.

Director Continuing Education Programs

•       We support the attendance of our directors at director education programs, which are typically focused on issues and current trends affecting directors of publicly-held companies. These programs are typically provided by educational institutions, including universities, as well as by providers of continuing educational services for professionals. We reimburse our directors for tuition and expenses associated with attending these programs. During calendar year 2005, our directors Wayne Shortridge and Jacquelyn Ward attended director education programs.

Code of Business Conduct and Ethics

•       The company has adopted a Code of Business Conduct and Ethics that includes a conflict of interest policy and applies to all directors, officers and management employees.

•       All executive officers and management employees are trained in the Code of Business Conduct and Ethics as part of new-employee orientation, and all are required to affirm in writing their acceptance of the code.

•       All executive officers and management employees are required to annually reaffirm in writing their acceptance of the Code of Business Conduct and Ethics.

•       An ethics hot line (voicemail and email) is available to all employees, customers and suppliers to enable confidential and anonymous reporting of questionable practices, including if appropriate under the circumstances, reporting directly to the Audit Committee and the Nominating and Governance Committee.

Personal Loans to Executive Officers and Directors

•      The company has, consistent with the requirements of the Sarbanes-Oxley Act of 2002, adopted a policy prohibiting personal loans or extension of credit to any executive officer or director.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

WE WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, SANMINA-SCI CORPORATION, 2700 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134.

SANMINA-SCI CORPORATION

2006 ANNUAL MEETING OF STOCKHOLDERS

February 27, 2006

11:00 a.m.

Sanmina-SCI’s corporate offices

30 E. Plumeria Drive

San Jose, California 95134

Sanmina-SCI Corporation 30 E. Plumeria Drive San Jose, California 95134	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of SANMINA-SCI CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 25, 2006, and hereby appoints Jure Sola proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of SANMINA-SCI CORPORATION to be held on February 27, 2006 at 11:00 a.m., local time, at Sanmina-SCI’s corporate offices, located at 30 E. Plumeria Drive, San Jose, California 95134, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

See reverse for voting instructions.

   Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, & 3

1.	Election of directors:	01 Neil R. Bonke 02 Alain Couder 03 Mario M. Rosati	04 A. Eugene Sapp, Jr 05 Wayne Shortridge 06 Peter J. Simone	07 Jure Sola 08 Jacquelyn M. Ward	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to amend the 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under this plan by 6,000,000 shares to a new total of 15,000,000 shares.				☐	For	☐	Against	☐	Abstain

3.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accountants of Sanmina-SCI for its fiscal year ending September 30, 2006:				☐	For	☐	Against	☐	Abstain

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:		☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Date

Signature(s) in Box
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)